EXHIBIT 10.10
February 1, 2006
Cindy Nash
Valor Communications Group, Inc.
201 E. John Carpenter Freeway, Suite 200
Irving, TX 75062
Dear Cindy:
As you know, ALLTEL Holding Corp. and Valor Communications Group, Inc. have agreed to merge their businesses pursuant to the terms of the Agreement and Plan of Merger, dated as of December 8, 2005 (the “Merger Agreement”), among ALLTEL Corporation, ALLTEL Holding Corp., and Valor Communications Group, Inc. (the “Merger”). In connection with the Merger, we wish to encourage your continued service with the combined organization (the “Company”), contingent upon the consummation of the Merger and subject to the terms and conditions of this letter agreement (this “Letter Agreement”).
1.	Position and Duties. You shall serve as Senior Vice President – Customer Service of the Company commencing on the Effective Time as defined in the Merger Agreement (the “Effective Time”) and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the right of the Company to expand or limit such duties, responsibilities and authority, either generally or in specific instances. You shall report to the Chief Operating Officer of the Company.
2.	Location. You shall perform your duties and responsibilities hereunder principally in the greater Little Rock metropolitan area.
3.	Compensation and Benefits. Commencing on the Effective Time, and during your employment with the Company, you shall be entitled to the following compensation and benefits for as long as you shall hold your position with the Company as described above:
a.	Base Salary. You will be paid a salary at a rate of $8,461.54 per pay period, payable in installments pursuant to the Company’s regular bi-weekly payroll cycle.

b.	Annual Bonus. You will be eligible to receive an annual bonus, based on the achievement of specified goals established by the Company, subject to and payable in accordance with the terms and conditions of the applicable bonus plan. Your target annual bonus will be 40% of your base salary.

c.	Retention Bonus. Provided that you are employed by the Company as of the Effective Time, you will be entitled to receive a retention bonus equal to $150,000, payable within 30 days after the Effective Time. If you remain continuously employed by the Company and its affiliates during the period beginning on the Effective Time and ending on the six-month anniversary of the

Effective Time, you will be entitled to an additional retention bonus equal to $150,000, payable within 30 days after such anniversary date.

d.	Relocation. The Company will reimburse you for the reasonable and documented expenses incurred by you in connection with your relocation to the Little Rock metropolitan area in accordance with the terms and conditions of the ALLTEL Holding Corp. relocation program (or its successor). In consideration of this assistance, you agree to sign the Relocation Expenses Agreement, attached hereto as Exhibit A, which requires you to repay all or a portion of the relocation assistance if you voluntarily terminate employment with the Company within the time period described therein.

e.	Equity Awards. If the Company’s Board of Directors (or appropriate committee thereof) authorizes awards under the Company’s equity incentive plans in effect from time to time, you will be eligible to participate in any such awards on the same basis as other similarly situated employees of the Company (based on your position and level of responsibility with the Company). Notwithstanding the foregoing, you shall not be entitled to participate in the one-time grant of equity awards by the Company to employees of Alltel Holding Corp., which is anticipated to occur as soon as practicable following the Merger.

f.	Perquisites. For as long as you maintain your position with the Company as described above, the Company will pay the initiation fee and the annual dues, assessments, and other membership charges for membership in a country club selected by you. In addition, the Company will continue to reimburse expenses related to your MBA program, as per your agreement with Valor Communications Group, Inc.

g.	Other Benefits. In addition to the compensation described above, you will be eligible to participate in all employee benefits plans and programs of the Company (including welfare benefits, vacation and other benefits) generally applicable to similarly situated employees of the Company (based on your position and level of responsibility with the Company), as determined from time to time by the Company.
4.	Nature of Employment; Severance Benefits. Your employment with the Company as described herein shall be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or duty. Upon your termination of employment with the Company following the Effective Time, you will be eligible to receive severance benefits under the ALLTEL Holding Corp. Severance Pay Plan (or its successor), subject to the terms and conditions of such plan.
5. Affect on Other Arrangements.
a.	Employment, Retention and Severance Arrangements. By signing this Letter Agreement, and in consideration of the compensation and benefits described in Sections 3 and 4 hereof, you agree that effective as of the Effective Time: (i) the

Employment Agreement between you and Valor Communications Group, Inc. and Valor Telecommunications, LLC dated as of February 14, 2005, as amended from time to time, shall automatically terminate without further action by the parties hereto, and shall be of no further force or effect, and (ii) this Letter Agreement shall supersede and preempt any prior understandings, agreements or representations by or between you and either ALLTEL Corporation, ALLTEL Holding Corp. or Valor Communications Group, Inc. regarding any cash-based severance, termination, transition or retention plan, agreement, policy or program, whether written or oral, including without limitation subsection (h) of Section 8.1 of the Company Disclosure Letter attached to the Merger Agreement and the Employee Retention and Transition Benefits Information Packages prepared by Valor Communications Group, Inc.

b.	Non-duplication of Benefits. The compensation and benefits described herein, including without limitation in Sections 3 and 4 hereof, are not intended to be duplicative of any similar benefits to which you may otherwise be entitled from the Company or its affiliates under any other plan, agreement, policy or program, and this Letter Agreement shall be interpreted and construed in a manner consistent with such intent. Accordingly, the benefits to which you are entitled to receive under this Letter Agreement shall be reduced to take into account any other similar benefits to which you may otherwise be entitled to receive from the Company or its affiliates.

c.	Restricted Stock Awards. Except as otherwise provided in this Section 5(c), nothing contained herein is intended to modify the terms of any restricted stock awards granted to you prior to the Merger under the Valor Communications Group, Inc. 2005 Long-Term Equity Incentive Plan. Therefore, for purposes of clarity, the vesting of that portion of your restricted stock awards that is otherwise scheduled to vest on January 1, 2008 will accelerate if your employment with the Company is terminated without “cause” or you resign from the Company for “good reason” on or after the Effective Time but before the second anniversary of the Effective Time. For purposes of the preceding sentence, you agree that, effective as of the Effective Time, (i) the definition of “cause” and “good reason” shall be defined in Sections 3(e) and (f) of the applicable restricted stock grant agreement, except that all references to the term “Employment Agreement” therein shall instead refer to this Letter Agreement, and (ii) you irrevocably waive the right to claim “good reason” in respect of any diminution of your scope of responsibilities or title, any reduction in your compensation or any required relocation of your principal office location that may occur upon the Effective Time as a result of this Letter Agreement.
6.	Confidentiality. You agree not to disclose, either directly or indirectly, the terms of this Letter Agreement to any person, including other employees of the Company; provided, however, that you may discuss such terms with your attorney, financial advisor and immediate family members on a confidential basis.
7.	Termination of Letter Agreement. This Letter Agreement shall automatically terminate, without further action by the parties hereto, and shall be of no further force or effect, upon the earlier of (i) the termination of the Merger Agreement or (ii) the termination of your employment with the Company.
8.	Miscellaneous. This Letter Agreement shall be binding on the successors of ALLTEL Holding Corp., and, subject to Section 7 above, it may not be modified or terminated except in writing signed by the parties. This Letter Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. The Company shall have the right to deduct from all payments made under this Letter Agreement any federal, state, local, foreign or other taxes which are required to be withheld with respect to such payments. This Letter Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.
I am delighted to be able to extend this offer to you on behalf of the Company, and we look forward to working with you. To indicate your acceptance, please sign and date one copy of this letter and return it to me at 501-905-8707 not later than February 20, 2006. Please note that your acceptance of this offer does not impact or change in any way your continuing contractual, legal or fiduciary obligations owed to Valor Communications Group, Inc. prior to the Effective Time.

ALLTEL HOLDING CORP.		Agreed to and accepted:

By:	/s/ Jeffery R. Gardner	/s/ Cindy Nash

Name: Cindy Nash

Its:	President and Chief Executive Officer	February 9, 2006

Date

EXHIBIT A
RELOCATION EXPENSES AGREEMENT
I, Cindy Nash, accepted a job or internal transfer with Newco Inc. (hereafter called the Company) at Little Rock, AR, effective upon successful completion of merger with Valor Communications Group, Inc. As part of my transfer or my offer of employment with the Company, the Company agrees to pay for certain relocation expenses, which are addressed below. I acknowledge and agree that the payments made by the Company hereunder represent substantial value over and above that to which I would otherwise be entitled.
In consideration of the payment of relocation expenses by the Company to me or on my behalf, I understand and agree that if I voluntarily leave the employ of the Company within twelve months from the effective date above, I will voluntarily repay the Company all amounts paid to me or paid by the Company on my behalf in connection with relocation from my previous place of residence to the location of my new employment with the Company pursuant to the terms set forth in the Repayment Schedule below. I understand that the expenses to be repaid include all relocation expenses paid for by the Company to me or on my behalf, including but not limited to: recruiting fee, house hunting trip, moving household goods, mileage allowance for moving vehicles, meals and lodging en route from the old to the new location, temporary living expenses for the family while waiting for the household goods, lump sum moving expenses, tax assistance, relocation allowance, third-party relocation company fees, and the cost of selling my home.
REPAYMENT SCHEDULE

Termination with Service Forward from	Percentage of Totals to be
Date of Employment at New Location	Repaid the Company
1. Less than 6 months	100%
2. At least 6 but less than 9 months	75%
3. At least 9 but less than 12 months	50%
4. At least 12 months	0%
In consideration of the payment of relocation expenses by the Company to me or on my behalf and as a material inducement to Newco to enter into this agreement, I further agree that if I voluntarily leave employment with the Company, I will pay the Company the total amount I owe, based upon the above Repayment Schedule, by cash payment on the date of my termination. The Company may at its sole discretion accept a personal note from me not to exceed ninety (90) days in duration for all or any part of the amount I owe under the Repayment Schedule in lieu of the cash payment. I further authorize the Company to withhold my wages until any amount owed under the Repayment Schedule has been repaid.
As further consideration and material inducement for the Company to enter into this agreement, I further agree to indemnify and hold harmless the Company, its affiliates, agents, employees, officers, and directors from any and all claims and liabilities (including punitive damages and attorney’s fees) arising from my failure to disclose any material adverse condition or misrepresentation related to the sale of my home through the Company’s relocation program or as a result of my breach or failure to perform under the contract of sale for that home or any related promissory note or mortgage, and I further authorize the Company to set off any amounts that I owe the Company as a result of this indemnification commitment against any amounts that the Company owes me.
I have read all the above provisions and agree to them in consideration of the payment of expenses by the Company to me or on my behalf for the purpose of relocation from the place of my previous residence to the place of my new employment with the Company. I understand and agree that this Relocation Expenses Agreement does not constitute a contract of employment, either express or implied, and either the Company or I can terminate the employment relationship at any time with or without cause.

SIGNATURE	DATE

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